EXHIBIT 3.4

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

HAWK SYSTEMS, INC.
________________________________

March 18, 2010
________________________________

It is hereby certified by an officer of the corporation that:

1.The name of the corporation (hereby called the “Corporation”) is HAWK SYSTEMS, INC.

2. The Certificate of Incorporation of the Corporation is hereby amended by adding the following to Article 4.1:

“Upon the filing and effectiveness of this Certificate of Amendment of the Certificate of Incorporation (this “Amendment”), each share of common stock, par value of one cent ($0.01) per share (“Common Stock”), of the Corporation issued and outstanding immediately prior to the filing and effectiveness of this Amendment, shall be reclassified, changed and combined into one/sixth (1/6th) of a share of Common Stock. Each holder of record of a certificate representing shares of Common Stock, as of the close of business on the effective date of the filing and effectiveness of this Amendment shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one (1) share of Common Stock, for every six (6) shares of Common Stock, represented by the certificate or certificates of such holder; provided, however, that no fractional shares of Common Stock shall be issued and in lieu of issuing such fractional shares, the Corporation shall round any fractional shares to the next whole number of shares.”

3. This Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This Amendment shall become effective on April 7, 2010.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of the date first above written.

HAWK SYSTEMS, INC.

By:	/s/ Michael Diamant
Name: Michael Diamant
Title: Chief Executive Officer